Exhibit 99.1
CONTACT
Jessica Beffa
Coltrin & Associates
Jessica_beffa@coltrin.com
Tel: (212) 221-1616
THE SCO GROUP ANNOUNCES REORGANIZATION PLAN TO INCLUDE $100
MILLION FINANCING BY STEPHEN NORRIS CAPITAL PARTNERS
Investment Designed to Take SCO Private and Positions it to Emerge from Chapter 11 with a
Strong Financial Future for SCO Customers, Partners and Resellers
LINDON, Utah—FOR IMMEDIATE RELEASE – February 14, 2008 —The SCO Group, Inc., traded over the counter in the (Pink Sheets: SCOXQ), a leading provider of UNIX® software technology and mobile services, today announced that Stephen Norris Capital Partners (“SNCP”) and its partners from the Middle East have agreed to provide up to $100 million to finance a plan of reorganization for The SCO Group Inc. (“SCO”). As part of the financing, SNCP will take a controlling interest in the company, while taking it private. As a result, SCO is poised to emerge from Chapter 11 of the United States Bankruptcy Code in the coming year. The Board of Directors of SCO has unanimously determined that this financing and plan of reorganization is in the best long-term interest of SCO and its subsidiaries, as well as its customers, shareholders, creditors and employees.
“Not only will this deal position us to emerge from Chapter 11, but it also marks an exciting future for our business,” said Jeff Hunsaker, President and Chief Operating Officer of SCO Operations. “This significant financial backing is positive news for SCO’s customers, partners and resellers who continue to request upgrades and rely upon SCO’s UNIX services to drive their business forward.”
SNCP has developed a business plan for SCO that includes unveiling new product lines aimed at global customers. This reorganization plan will also enable the company to see SCO’s legal claims through to their full conclusion.

“We saw a tremendous investment opportunity in SCO and its vast range of products and services, including many new innovations ready or soon to be ready to be released into the marketplace,” said Stephen Norris, managing partner for SNCP. “We expect to quickly develop these opportunities, and to stand behind SCO’s existing base of customers and partners.”
About SCO
The SCO Group (Pink Sheets: SCOXQ.PK) is a leading provider of UNIX software technology and mobile services. SCO offers UnixWare for enterprise applications and SCO OpenServer for small to medium businesses. SCO’s innovative and reliable solutions help customers grow their businesses everyday. SCO owns the core UNIX operating system, originally developed by AT&T/Bell Labs and is the exclusive licensor to UNIX-based system software providers. The Me Inc., product line focuses on creating mobile platforms, services and solutions for businesses and enhances the productivity of mobile workers.
Headquartered in Lindon, Utah, SCO has a worldwide network of resellers and developers. SCO Global Services provides reliable localized support and services to partners and customers. For more information on SCO products and services, visit www.sco.com.
SCO and the associated logos are trademarks or registered trademarks of The SCO Group, Inc. in the U.S. and other countries.
About Stephen Norris Partners
Stephen Norris & Co. Capital Partners, L.P. is a private equity investment partnership formed to (i)“co-invest” alongside well established and successful private equity and leveraged buyout firms, (ii) take advantage of the business experience and relationships of its Investment Committee, including Steve Norris’ long-standing relationships and substantial private equity experience.
Mr. Norris co-founded The Carlyle Group, a private equity and LBO firm in Washington, D.C, where he served as a founder and managing director until 1995. During his tenure in the investment business, Mr. Norris has made, directed or participated in over 125 leveraged buyouts, venture capital and real estate equity investments totaling more than $6.0 billion, and yielding an average annual internal rate of return (IRR) of over 38%. Mr. Norris structured and negotiated investments over $1.0 billion on behalf of a prominent Middle Eastern investor in Citicorp, Euro Disney, and the Four Seasons Hotel Company. These investments have returned well over $10 billion. In 1990, Mr. Norris was appointed by former President George H.W. Bush and confirmed by the U.S. Senate as one of the five members of the $68 billion Federal Retirement Thrift Investment Board. During his tenure, Mr. Norris successfully advocated for the right of Federal employees to allocate a greater portion of their savings to public equities.
Mr. Norris’ partner, Mark Robbins has extensive experience in structured finance and private equity as co-founder and managing partner of Peninsula Advisors. Mr. Robbins has managed and originated over $1.2 billion in private placements. Mr. Robbins has developed and engineered structured investments, business valuation models and diversified financial products in excess of $10 billion. Mr. Robbins has served as Investment Director and lead negotiator with several leading financial institutions.

Forward Looking Statements
The statements contained in this press release regarding (i) the transactions contemplated in the memorandum of understanding and the Company’s plan of reorganization, and (ii) the contemplated benefits of the Company’s plan of reorganization for customers, partners, shareholders, employees, others, (iii) the Company’s business plan regarding new products and services and the pursuit of its legal claims (iv) the expectations of SNCP with respect to the Company and its prospects (v) bankruptcy court processes and approvals respecting the company’s plan of reorganization, and (vi) other statements that are not historical facts are forward-looking statements and are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks and uncertainties. We wish to advise readers that a number of important factors could cause actual results to differ materially from historical results or those anticipated in such forward-looking statements. These factors include, but are not limited to developments with respect to the negotiation of definitive agreements with SNCP, confirmation of a plan of reorganization, the outcomes and developments in our Chapter 11 case, court rulings in the bankruptcy proceedings, the impact of the bankruptcy proceedings or other pending litigation, developments in our litigation, our cash balances and available cash, continued competitive pressure on the Company’s operating system products, which could impact the Company’s results of operations, adverse developments in and increased or unforeseen legal costs related to the Company’s litigation, the inability to devote sufficient resources to the development and marketing of the Company’s products, including the Me Inc. mobile services and development platform, and the possibility that customers and companies with whom the Company has formed partnerships will decide to terminate or reduce their relationships with the company. These and other factors that could cause actual results to differ materially from those anticipated are discussed in more detail in the Company’s periodic and current filings with the Securities and Exchange Commission, including the Company’s Form 10-K for the fiscal year ended October 31, 2007, and future filings with the SEC. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date.